Exhibit 9(c)

                          THE HIGHLAND FAMILY OF FUNDS
                           FUND ACCOUNTING AGREEMENT


      AGREEMENT made the 14th day of March 1997, between The Highland Family of Funds (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts with its principal place of business at Two Portland Square, Portland, Maine 04101, and Forum Financial Corp. ("FFC"), a corporation organized under the laws of the State of Delaware with its principal place of business at Two Portland Square, Portland, Maine 04101.

      WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company and may issue its shares of beneficial interest, par value $0.0001 per share (the "Shares"), in separate series and classes; and

      WHEREAS, the Trust intends initially to offer shares in two (2) series as listed in Appendix A hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement, being herein referred to as a "Fund," and collectively as the "Funds");

      WHEREAS, the Trust desires that FFC perform certain fund accounting services for each Fund and for any class of shares thereof that may be subsequently established by the Trust (a "Class"), and FFC is willing to provide those services on the terms and conditions set forth in this Agreement;

      NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and FFC do hereby agree as follows:

      SECTION 1.  APPOINTMENT

      The Trust hereby appoints FFC, and FFC hereby agrees, to act as fund accountant of the Trust for the period and on the terms set forth in this Agreement. In connection therewith, the Trust has delivered to FFC copies of its Declaration of Trust and Bylaws, the Trust's Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), (the "Registration Statement") and the current Prospectus and Statement of Additional Information of each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus") and shall promptly furnish FFC with all amendments of or supplements to the foregoing.



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      SECTION 2.  SERVICES TO BE PERFORMED

      For each Fund, FFC shall perform the services listed in this Section. FFC and the Trust's administrator, Forum Administrative Services LLC (the "Administrator"), may from time to time adopt such procedures as they agree upon to implement the terms of this Section.

      (a) Books and Records. FFC shall prepare and maintain on behalf of the Trust the following books and records of each Fund, and each Class thereof, pursuant to Rule 31a-1 under the Act (the "Rule"):

           (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection
           (b)(1) of the Rule;

           (ii) Journals and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule (but not including the ledgers required by subsection (b)(2)(iv);

           (iii)A record of each brokerage order given by or on behalf of the Trust for, or in connection with, the purchase or sale of securities, and all other portfolio purchases or sales, as required by subsections (b)(5) and (b)(6) of the Rule;

           (iv) A record of all options, if any, in which the Trust has any direct or indirect interest or which the Trust has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any property as required by subsection
           (b)(7) of the Rule;

           (v) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule;

           (vi) Other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to these provisions of the Rule applicable to portfolio transactions; and

           (vii)Other  records as agreed  upon  between the parties hereto.

      The forgoing books and records shall be prepared and maintained in such form, for such periods and in such locations as may be required by applicable regulation and shall be the property of the Trust. FFC agrees to make such

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books and records available for inspection by the Trust or by the SEC at reasonable times and as otherwise directed by the Administrator.

      (b)  Accounting Services.  FFC shall:

           (i) Calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus;

           (ii) Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting practice ("GAAP"), the SEC's Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (the "Code");

           (iii)Calculate the yield, effective yield, tax equivalent yield and total return for each Fund, and each Class thereof, as applicable, and such other measure of performance as may be agreed upon between the parties hereto;

           (iv) Provide the Trust and such other persons as the Administrator may direct with the following reports:

                (A)  a current security position report,

                (B) a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order), and

                (C)  a current cash position and projection report;

           (v) Prepare and record, as of each time when the net asset value of a Fund is calculated or as otherwise directed by the Administrator, either

                (A) a valuation of the assets in the Fund (based upon the use of outside services normally used and contracted for this purpose by FFC in the case of securities for which information and market price or yield quotations are readily available and based upon evaluations conducted in accordance with the Administrator's instructions in the case of all other assets) or

                (B) a calculation confirming that the market value of the Fund's assets does not deviate from the amortized cost value of

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                those assets by more than a specified percentage agreed to from time to time by FFC and the Administrator;

           (vi) Make such adjustments over such periods as FFC deems necessary to reflect over-accruals or under-accruals of estimated expenses or income; and

           (vii)Obtain necessary information from the Administrator and the Trust's transfer agent in order to prepare, and prepare and file or cause to be filed, the Trust's Form N-SAR.

      (c)  Other Services.  FFC shall:

           (i) Assist the Trust's independent accountants and, upon approval of the Trust or the Administrator, any regulatory body in any requested review of the Trust's books and records maintained by FFC; and

           (ii) Prepare and produce or oversee the production of semi-annual financial statements and the related reports to shareholders and the SEC;

           (iii)provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

           (iv) provide the Administrator with the data requested by the Administrator that is required to update the Trust's registration statement;

           (v) provide the Administrator or auditor with all information required to prepare the Trust's income, excise and other tax returns;

           (vi) produce quarterly compliance reports for investment advisers to the Trust and the Trust's Board of Trustees (the Board") and provide information to the Administrator, investment advisers to the Trust and other appropriate persons with respect to questions of Fund compliance;

           (vii)determine the amount of distributions to shareholders as necessary to, among other things, maintain the qualification of each Fund as a regulated investment company under the Code, and prepare and distribute to appropriate parties notices announcing the declaration of dividends and other distributions to shareholders;

           (viii) transmit appropriate data to each Fund's transfer agent on a daily basis and daily reconcile net asset value per share and other data with the transfer agent;


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           (ix) periodically reconcile all appropriate data with each Fund's custodian; and

           (x) perform the recordkeeping, reporting and other tasks required to be performed by the Funds' fund accountant as specified in the various procedures adopted by the Board; provided, that Forum need not perform any such task except upon 60 days notice.

      SECTION 3.  COMPENSATION AND EXPENSES

      (a) Fee. In consideration of the services provided by FFC pursuant to this Agreement, the Trust shall pay FFC, with respect to each Fund, the fees set forth in Clause (i) of Appendix B hereto. These fees shall be accrued by the Trust daily and shall be payable monthly in advance on the first day of each calendar month for services performed under this Agreement during the prior calendar month. Fees will begin to accrue for each Fund on the latter of the effective date of this Agreement or the date of commencement of operations of the Fund. If fees begin to accrue before the end of any month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Trust shall pay to FFC such compensation as shall be payable prior to the effective date of termination.

      (b) Reimbursement of Expenses. In connection with the services provided by FFC pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to reimburse FFC for the expenses set forth in Clause (ii) of Appendix B hereto. In addition, the Trust, on behalf of the applicable Fund, shall reimburse FFC for all expenses and employee time attributable to any review of the Trust's accounts and records by the Trust's independent public accountants or any regulatory body outside of routine and normal periodic reviews. Should the Trust exercise its right to terminate this Agreement, all out-of-pocket expenses associated with the copying and movement of records and material to any successor person shall be borne by the Trust on behalf of the applicable

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Funds and FFC may, in its discretion, charge for any other reasonable expenses associated with such termination, including the employee time to copy and move records and material and in cooperating with, and providing assistance to, FFC's successor in the establishment of the accounts and records necessary to carry out the successor's responsibilities.

      SECTION 4.  EFFECTIVENESS, DURATION AND TERMINATION

      This Agreement shall become effective as of the date first above written and shall remain in effect indefinitely. Notwithstanding the foregoing, this Agreement may be terminated at any time with respect to any Fund, or Class thereof, without the payment of any penalty, (i) by a vote of a majority of the Trust's Board of Trustees on not less than 60 days' written notice to FFC or
(ii) by FFC on not less than 60 days' written notice to the Trust. For so long as FFC continues to perform any of the services contemplated by this Agreement after termination of this Agreement (as agreed to by the Trust and FFC), the provisions of Sections 3 and 5 hereof shall continue in full force and effect.

      SECTION 5.  STANDARD OF CARE; LIMITATION OF LIABILITY

      (a) FFC shall use its best judgment and efforts in rendering the services described in this Agreement. FFC shall not be liable to the Trust for any action or inaction of FFC in the absence of bad faith, willful misconduct or gross negligence or based upon information, instructions or requests made to FFC by a duly authorized officer of the Trust who is not an officer or employee of FFC or its affiliates. FFC shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement caused by circumstances beyond its reasonable control.

      (b) The Trust agrees to indemnify and hold harmless FFC, its employees, agents, officers and directors against and from any and all claims, demands, actions, suits, judgments, losses, charges (including attorneys' fees) and other reasonable expenses arising out of FFC's actions or omissions that are consistent with the standard of care set forth in paragraph (a) of this section.

      (c) FFC agrees to indemnify and hold harmless the Trust, its employees, agents, officers and directors against and from any and all claims, demands, actions, suits, judgments, losses, charges (including attorneys' fees) and other reasonable expenses arising out of FFC's actions or omissions that are not consistent with the standard of care set forth in paragraph (a) of this section.

      (d) Neither party shall be required to indemnify the other if, prior to confessing any claim against it which may be subject to indemnification, the indemnified party does not give the indemnifying party written notice of, and reasonable opportunity to defend against, the claim.


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      SECTION 6.  ASSIGNMENT

      This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

      SECTION 7.  FORCE MAJEURE

      FFC shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply. In addition, to the extent FFC's obligations hereunder are to oversee or monitor the activities of third parties, FFC shall not be liable for any failure or delay in the performance of FFC's duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with FFC.

      SECTION 8.  ACTIVITIES OF FFC

      (a) Except to the extent necessary to perform FFC's obligations under this Agreement, nothing herein shall be deemed to limit or restrict FFC's right, or the right of any of FFC's managers, officers or employees who also may be a trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

      (b) FFC may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more corporations, trusts, firms, individuals or associations, which may be affiliates of FFC, who agree to comply with the terms of this Agreement. FFC may pay those persons for their services, but no such payment will increase FFC's compensation from the Trust. Any subcontract by FFC of its functions or responsibilities hereunder does not affect FFC's obligations or rights under this agreement.


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      SECTION 9.  COOPERATION WITH INDEPENDENT ACCOUNTANTS

      FFC shall cooperate, if applicable, with each Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

      SECTION 10.  SERVICE DAYS

      Nothing contained in this Agreement is intended to or shall require FFC, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of the Trust or of a Fund. Functions or duties normally scheduled to be performed on any day which is not a business day of the Trust or of a Fund shall be performed on, and as of, the next business day, unless otherwise required by law.

      SECTION 11.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

      The trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and FFC agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which FFC's rights or claims relate in settlement of such rights or claims, and not to the trustees of the Trust, the shareholders of the Funds or any Fund other than the Fund to which FFC's rights or claims relate.

      SECTION 12.  MISCELLANEOUS

      (a) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

      (b) Except for Appendix A to add new Funds and Classes in accordance with
Section 4, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and, if required, by the Act, by a vote of a majority of the outstanding voting securities of the Trust or Fund, as applicable.

      (c) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.


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      (d) Section and Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (e) Notices, requests, instructions and communications received by the parties at their respective principal addresses, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

      (f) This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York.

      (g) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

      (h) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

      (i) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

      (j) The terms "vote of a majority of the outstanding voting securities" and "interested person" shall have the meanings ascribed thereto in the Act.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                               THE HIGHLAND FAMILY OF FUNDS


                               Robert Lamb III
                               ______________________________________
                               Robert Lamb III
                                 President

                               FORUM FINANCIAL CORP.


                               John Y. Keffer
                               ______________________________________
                               John Y. Keffer
                                 Manager


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                          THE HIGHLAND FAMILY OF FUNDS
                           FUND ACCOUNTING AGREEMENT


                                   SCHEDULE A
                               FUNDS OF THE TRUST
                              AS OF MARCH 14, 1997


                              Highland Growth Fund
                        Highland Aggressive Growth Fund



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                          THE HIGHLAND FAMILY OF FUNDS
                           FUND ACCOUNTING AGREEMENT

                                   SCHEDULE B
                                      FEES

(i)   BASE FEE

      Standard Fee per Fund with one Class       $36,000/year
      Fee for each additional Class              $12,000/year

      Plus additional surcharges for each of:
      for portfolios with asset levels exceeding:
        $100 million                                $6,000/year
        $250 million                                $6,000/year
        $500 million                                $6,000/year
        $1 billion                                  $6,000/year

      Portfolios requiring international custody,
        or holding futures, options, forward
        contracts, foreign currencies, or other
        hedge instruments                           $12,000/year
      Portfolios with more than 30
        international positions                     $12,000/year
      Tax Free Money Market Portfolios              $12,000/year
      Series with more than 25% of net assets
        invested in assetbacked securities          $12,000/year
      Series with more than  50% of net assets
        invested in asset backed securities         $12,000/year
      Series with more than 100 security positions  $12,000/year
        Series with a monthly portfolio turnover
        rate of 10% or greater                      $12,000/year
      Standard Fee per Gateway Fund (a Fund
        operating pursuant to Section 12(d)(1)(E)
        of the Act)                                 $12,000/year
      Fee for each additional Class of a Gateway
        Fund above one                              $12,000/year

      Note 1. Surcharges are paid on a monthly basis, and are determined based upon the total assets or security positions as of the end of the prior month and on the portfolio turnover rate for the prior month. Portfolio turnover rate shall have the meaning ascribed thereto in Securities and Exchange Commission Form N-1A.


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      Note 2: The rates set forth above shall remain fixed through December 31,
      1997. On January 1, 1998, and on each successive January 1, the rates shall be adjusted to reflect changes in the Consumer Price Index for the preceding calendar year, as published by the U.S. Department of Labor, Bureau of Labor Statistics. Forum shall notify the Trust each year of the new rates.

(II)  OUT-OF-POCKET AND RELATED EXPENSES

      The Trust, on behalf of the applicable Fund, shall reimburse FFC for all out-of-pocket and ancillary expenses in providing the services described in this Agreement, including but not limited to the cost of (or appropriate share of the cost of): (i) pricing, paydown, corporate action, credit and other reporting services, (ii) taxes, (iii) postage and delivery services, (iv) telephone services, (v) electronic or facsimile transmission services, (vi) reproduction, (vii) printing and distributing financial statements and (xiii) microfilm and microfiche. In addition, any other expenses incurred by FFC at the request or with the consent of the Trust, will be reimbursed by the Trust on behalf of the applicable Fund.